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                                                                    EXHIBIT 10.5
                           RESTENOSIS THERAPY PROJECT
                        DEVELOPMENT AND SUPPLY AGREEMENT

DEVELOPMENT AND SUPPLY AGREEMENT made this 28th day of November, 1994 by and between NOVOSTE CORPORATION, a Florida corporation ("NOVOSTE") and BEBIG ISOTOPENTECHNIK UND UMWELTDIAGNOSTIK GMBH, a German corporation ("BEBIG").

1. BACKGROUND AND RECITALS

   NOVOSTE Corporation (NOVOSTE) forwarded to BEBIG Isotopentechnik (BEBIG) a Purchase Order on 5 October 1994 for 12 radioactive sealed sources applicable to a catheter developed by NOVOSTE designed to inhibit or prevent the proliferative responses of a vessel or duct to interventional therapy ("Restenosis Therapy").

   NOVOSTE and BEBIG intend to work on a number of development, manufacturing, recycling, and regulatory activities for which certain terms, parameters and specifications can not yet be fully established.

   THE PARTIES wish to describe the general nature of their collaboration, and, where possible, define certain specific terms and conditions which apply to the current and planned co-operation.

   NOVOSTE and BEBIG now wish to enter into the following

   Development and Supply Agreement wherein NOVOSTE and BEBIG agree to work exclusively with each other to develop and manufacture a radioactive sealed source for use in Restenosis Therapy.

   NOW THEREFORE, based on the foregoing and the mutual promises and other consideration hereinafter describes, the parties hereto agree as follows:

2.  GENERAL PRINCIPLES

    a) BEBIG and NOVOSTE agree to work together beginning immediately and continuing over the balance of 1994 to develop and refine engineering and performance specifications, explore U.S. and international regulatory issues, test early-stage restenosis devices and share test results. BEBIG shall make available to NOVOSTE its engineering expertise and manpower in the field of encapsulation of radioactive materials and the fabrication of sealed sources.

    b) Any patentable innovation, improvement, modification or new application to, of, or for any medical device used to store, transfer, deliver or provide interventional therapy related to Restenosis
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     Therapy ("Restenosis Therapy Device") discovered or invented by BEBIG during the entire term of this Agreement shall be promptly disclosed to NOVOSTE and in connection therewith, BEBIG shall grant to NOVOSTE an exclusive, world-wide fully-paid license to use such inventions or discoveries.

  c) Any patentable innovation, improvement, modification or new application to, of or for any sealed radioactive source ("Radioactive Component") discovered or invented by NOVOSTE during the entire term of this Agreement shall be promptly disclosed to BEBIG and in connection therewith, NOVOSTE shall grant to BEBIG an exclusive, world-wide fully-paid license to use such inventions or discoveries for uses other than in the general field of Restenosis Therapy.

  d) BEBIG agrees not to sell, lease, license or otherwise transfer, directly or indirectly, radioactive sources of like isotope to any other buyer or party for use in the treatment of restenosis. NOVOSTE in turn agrees not to purchase, lease, or otherwise acquire directly or indirectly a radioactive source of like isotope for use in the treatment of restenosis from any other supplier or party.

3. PROTOTYPE MANUFACTURING

  a) BEBIG agrees to manufacture prototype radiation source "trains" with similar specifications to the Purchase Order referenced above at a base price of XXXXX each.

  b) The base price of XXXXX may be adjusted to accommodate for significant changes in design specifications, materials costs, labor costs, and currency exchange rates from the date of execution of this Agreement.

  c) To facilitate the design and development of prototypes during the six month period beginning with execution of this Agreement:

          i) BEBIG agrees to make available to NOVOSTE upon request the professional services of a suitable senior design engineer on an "as needed" basis up to fifteen (15) hours per week for a fixed cost of US$16,500.00 to be paid as follows:

          .     $5,000 on execution of this Agreement
          .     $5,000 within 90 days of execution
          .     $6,500 within 180 days of execution

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Confidential treatment has been requested for portions of this exhibit.  The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as "XXXXX".

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          ii)  NOVOSTE agrees to pay for coach air travel and accommodations for the BEBIG engineer to attend technical review meetings as requested by NOVOSTE.


   d) NOVOSTE agrees to pay direct costs for engineering, materials, or regulatory testing conducted by independent testing laboratories under BEBIG direction only when such testing is approved in advance in writing by NOVOSTE.

   e) Upon execution of this Agreement, NOVOSTE will prepare an open purchase order for fifty (50) prototype radiation source "trains" at a base price of XXXXX each. Specifications are to be determined as a result of the ongoing development program, but all sources are to be delivered and payment completed within the six month period described in Section 3.c above.

       Within one (1) year of execution of this Agreement, NOVOSTE agrees to purchase and BEBIG agrees to provide a quantity of between fifty (50) and two hundred (200) radiation source "trains" suitable for human trials at the base price.

   g) NOVOSTE will schedule delivery of shipments at its convenience and agrees to cover any additional shipping costs associated with staggered deliveries.

   h) BEBIG agrees to accept return shipments of prototype radiation sources from NOVOSTE and to arrange for the permanent disposal of said material for a fee not to exceed XXXXX per train plus shipping. NOVOSTE agrees to return all prototypes it wishes to dispose of in this way by year end 1997.

4. COMMERCIAL MANUFACTURING

  a) By approximately year end 1995, NOVOSTE intends to complete the preliminary phase of its human clinical evaluation. If NOVOSTE chooses to continue the program based on the success of these trials, then NOVOSTE agrees to purchase and BEBIG agrees to provide a quantity of between one hundred (100) and four hundred (400) "trains" suitable for human clinical trials at base price to be delivered during the following twelve (12) month period.

  b) At the time of the Purchase Order described in Section 4(a) above, the parties agree to work together in good faith to complete the negotiation of a more detailed a Supply/Requirement Agreement pursuant to which NOVOSTE shall fill its commercial requirements for radioactive


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Confidential treatment has been requested for portions of this exhibit.  The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as "XXXXX".
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       components and BEBIG shall supply NOVOSTE's needs for same on a mutually exclusive basis.

   c) Under the terms of said Supply/Requirement Agreement, BEBIG will provide commercial grade sources with specifications similar to the prototypes purchased under the original Purchase Order described in the Recital to NOVOSTE for the base price of XXXXX per "train" on the understanding that a volume of 100,000 source "trains" will be purchased during the first five (5) years of the Supply Agreement.

          i. The base price may be adjusted to accommodate significant changes in design specifications, materials specifications, supply costs, labor costs and currency exchange rate changes from the date of execution of this Agreement.

          ii. BEBIG agrees provide documented justifications for any anticipated change in the base price.

   d)  Should BEBIG be unable to supply a given Purchase Order within ninety
       (90) days of any date of promised delivery, NOVOSTE may purchase it's radioactive components elsewhere until BEBIG can once again provide required materials. When BEBIG is able to supply the material as required by NOVOSTE, the parties will resume their exclusive supply and purchase relation at the next Purchase Order opportunity.

   e) NOVOSTE agrees to work with BEBIG in its best efforts to identify, apply for, maintain and certify all required licenses, approvals and authorizations.

5.  GENERAL PROVISIONS

  a) This Agreement is based on the assumption that NOVOSTE shall develop a disposable restenosis device for one-time use. If the product concept is changed in such a way that customers return used restenosis devices to NOVOSTE, NOVOSTE agrees to negotiate in good faith with BEBIG in an attempt to reach an agreement to reprocess the radioactive components as returned.

  b) If NOVOSTE's customers may retain the radioactive components for multiple uses, then NOVOSTE agrees to negotiate in good faith with BEBIG an agreement to share a portion of the revenues earned from such reuse.


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Confidential treatment has been requested for portions of this exhibit.  The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as "XXXXX".
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c)  This Agreement is based further on the assumption that NOVOSTE develops a restenosis device for commercial distribution within a reasonable time. It shall be void if NOVOSTE discontinues its efforts or if no formal FDA application for the device has been filed by 31 October 1997.

d) The provisions of the Confidentiality Agreement between the parties date 12 August 1994 shall survive the execution and delivery of this Agreement.

e) The laws of the State of Florida shall govern this Agreement. Disputes arising hereunder shall be submitted for resolution to binding arbitration in Chicago.

f) NOVOSTE agrees to acknowledge BEBIG as the supplier of the radioactive component on the packaging of its restenosis device and in related promotional and product literature as long as NOVOSTE controls the means of product distribution.

g) The term of the Agreement shall be for a period of six (6) years from the date of first execution. The Agreement will be automatically extended for three (3) year periods unless a written cancellation is given by either party at least two (2) years in advance of a renewal date.

    In Witness Whereof, the undersigned have hereunto set their hands as of the date first above written.

NOVOSTE CORPORATION                  BEBIG ISOTOPENTECHNIK

By: /s/ Jonathan Jay Rosen           By: /s/ Andreas Eckert /s/ Jurgen Ziegler
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Name: Jonathan Jay Rosen, Ph.D.      Name: Andreas Eckert   Jurgen Ziegler
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Title: Vice President, Product Dev.  Title:
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